AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2006

REGISTRATION NO. 333-133415

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TENFOLD CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	7371	83-0302610
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

698 WEST 10000 SOUTH

SOUTH JORDAN, UTAH 84095

TELEPHONE (801) 495-1010

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert W. Felton

Chairman, President, and CEO

TenFold Corporation

698 West 10000 South

South Jordan, Utah 84095

Telephone (801) 495-1010

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPY TO:

Robert B. Knauss, Esq.

Brett J. Rodda, Esq.

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, CA 90071

Telephone No.: (213) 683-9100

Telecopier No.: (213) 687-3702

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	30,473,704	$0.32	$9,751,585	$1,044

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the bid and asked prices of TenFold’s common stock on April 17, 2006, pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee	$1,044
Printing and Engraving Expenses	2,500
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	80,000
Transfer Agent Expenses	1,500
Blue Sky Qualification Fees and Expenses	1,210
TOTAL	$101,254

All amounts except the Securities and Exchange Commission registration fee are estimated. No portion of the expenses associated with this offering will be borne by the selling stockholders.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

TenFold’s certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. Delaware law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, our bylaws provide for the indemnification of our directors, officers, employees and agents or of any corporation in which any such person serves as a director, officer, employee or agent at our request, to the fullest extent allowed by Delaware law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of indemnification payments) reasonably incurred or suffered by any such director, officer, or employee in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative.

As a result of this provision, our company and our stockholders may be unable to obtain monetary damages from such persons for breach of their duty of care. Although stockholders may continue to seek injunctive and other equitable relief for an alleged breach of fiduciary duty by such persons, stockholders may have no effective remedy against the challenged conduct if equitable remedies are unavailable. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. We believe such indemnifications are necessary to retain qualified individuals as officers and directors.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of TenFold where indemnification will be required or permitted. TenFold is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

We provide director and officer liability insurance and pay all premiums and other costs associated with maintaining such insurance coverage. We have also entered into indemnification agreements with each director and officer.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

We had no sales of unregistered stock during 2005 or 2004. Our unregistered stock sales during 2003 were as follows:

•	On February 5, 2003, we entered into a Purchase Agreement with the Robert W. Felton Trust for the sale of 3,888,889 shares of unregistered common stock at a purchase price of $0.18 per share.

•	On December 22, 2003, we entered into a Securities Purchase Agreement for the sale of 5,000,000 shares of unregistered common stock for a purchase price of $2.00 per share.

On March 29, 2006, we entered into a Securities Purchase Agreement for the sale of 1,500,000 shares of unregistered convertible preferred stock and warrants. The preferred shares are convertible into 20,315,805 shares of common stock. The warrants are to purchase 10,157,899 shares of common stock at an exercise price of $0.62 per share, with a 5 year term. The transaction generated gross proceeds of approximately $6.3 million (before expenses and repayment of $1.1 million of interim financing obligations). Several members of our Board of Directors (or investment entities associated with them) and an Executive Officer participated in the transaction, providing a total of approximately $4.7 million of the gross proceeds raised:

•	Robert W. Felton Trust invested $2 million. We repaid $709,000 of interim financing to Mr. Felton, our Chairman, President, and Chief Executive Officer, from the proceeds of the capital raising.

•	First Media TF Holdings LLC, an investment entity associated with TenFold Director Ralph W. Hardy Jr., invested $2 million. We repaid $205,000 of interim financing to First Media TF Holdings LLC from the proceeds of the capital raising.

•	TenFold Director Steven H. Coltrin invested $500,000. We expect to use approximately $206,000 of the proceeds of the capital raising to pay accounts payable due to his firm, Coltrin & Associates, for marketing and public relations work provided to TenFold in earlier periods.

•	Samer Diab, Vice President, Customer Services, invested $230,000.

The other purchasers under the Securities Purchase Agreement were GMS Family Investors LLC, Jon M. Huntsman, Ronald Mika and Rationalwave Onshore Equity Fund L.P.

We also repaid $205,000 of interim financing to Wasatch Investments LLC, an investment entity associated with TenFold Director Robert E. Parsons, Jr., from the proceeds of the capital raising.

All sales of unregistered securities listed above were made to “accredited investors” pursuant to the exemption from registration provided in Rule 506, which is part of Regulation D under the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

See the Exhibit Index immediately preceding exhibits.

(b) Financial Statement Schedules.

Schedule II – Valuation and Qualifying Accounts for the years ended December 31, 2005, 2004 and 2003. See page S-1.

Consolidated Financial Statements. See the Index to Consolidated Financial Statements at page F-1 of the prospectus included as part of Amendment No. 1 to TenFold’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 2, 2006.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, being subject to Rule 430C under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of the registration statement, other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in South Jordan, Utah, on June 7, 2006.

TENFOLD CORPORATION

By:	/s/ Robert W. Felton
Robert W. Felton, Chairman of the Board of Directors, President, Chief Executive Officer, and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: June 7, 2006	/s/ Robert P. Hughes
Robert P. Hughes
Chief Financial Officer and Chief of Staff (Principal Financial and Accounting Officer)

Dated: June 7, 2006	/s/ Jeffrey L. Walker *
Jeffrey L. Walker, Director, Executive Vice President, and Chief Technology Officer

Dated: June 7, 2006	/s/ Richard H. Bennett, Jr. *
Richard H. Bennett, Jr.
Director

Dated: June 7, 2006	/s/ Stephen H. Coltrin *
Stephen H. Coltrin
Director

Dated: June 7, 2006	/s/ Ralph W. Hardy, Jr. *
Ralph W. Hardy, Jr.
Director

Dated: June 7, 2006	/s/ Robert E. Parsons Jr. *
Robert E. Parsons Jr.
Director

* /s/ Robert W. Felton
(Attorney-in-fact)

SCHEDULE II

TENFOLD CORPORATION

Valuation and Qualifying Accounts

For the Years Ended December 31, 2005, 2004, and 2003

(in thousands)

Allowances for Doubtful Accounts (Billed and Unbilled)	Balance at beginning of period	Additions charged to costs and expenses	Deductions		Balance at end of period
Year ended December 31, 2003	$296	$6	$(302	)*	$—

Year ended December 31, 2004	$—	$33	$(1	)*	$32

Year ended December 31, 2005	$32	$(19)	$(4	)*	$9

*	Represents write-offs of accounts receivable

Allowances for Doubtful Stockholder Notes Receivable (Principal and Interest)	Balance at beginning of period	Additions charged to costs and expenses	Deductions	Balance at end of period
Year ended December 31, 2003	$1,236	$(20)	$(1,216)	$—

Year ended December 31, 2004	$—	$—	$—	$—

Year ended December 31, 2005	$—	$—	$—	$—

Deferred Tax Valuation Account	Balance at beginning of period	Additions charged to costs and expenses	Deductions	Balance at end of period
Year ended December 31, 2003	$42,700	$(4,721)	$—	$37,979

Year ended December 31, 2004	$37,979	$(1,050)	$—	$36,929

Year ended December 31, 2005	$36,929	$2,192	$—	$39,121

S-1

EXHIBIT INDEX

The following is a list of exhibits required by Item 601 of Regulation S-K filed as part of this Form S-1. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated in parentheses.

Number	Description
3.2**	Fourth Amended and Restated Certificate of Incorporation of TenFold. (1)

3.3**	Certificate of Designations of Convertible Preferred Class A Stock. (16)

3.4**	Bylaws of TenFold. (15)

4.1**	Reference is made to Exhibits 3.2, 3.3, and 3.4. (1) and (3)

4.2**	Specimen Stock Certificate. (1)

4.3**	Amended and Restated Investors’ Rights Agreement dated November 24, 1997, as Amended, by and among TenFold, Gary D. Kennedy, Jeffrey L. Walker, the Walker Children’s Trust and the Investors (as defined therein). (1)

4.4**	Form of Securities Purchase Agreement dated December 22, 2003, between Registrant and purchasers of stock (12)

4.5**	Form of Amendment No. 1 to Securities Purchase Agreement dated December 22, 2003, between Registrant and purchasers of stock (13)

4.6**	Form of Securities Purchase Agreement dated March 29, 2006, between Registrant and purchasers of securities. (16)

4.7**	Form of Warrant issued pursuant to the Securities Purchase Agreement, dated March 29, 2006, between Registrant and purchasers of securities. (16)

5.0**	Opinion of Munger, Tolles & Olson LLP

10.1**	Form of Indemnification Agreement between TenFold and an executive officer and its directors. (1)

10.2**#	1993 Flexible Stock Incentive Plan, as amended. (2)

10.3**#	1999 Stock Plan, as amended. (8)

10.4**#	1999 Employee Stock Purchase Plan, as amended. (8)

10.5**#	2000 Employee Stock Option Plan. (5)

10.6**	Restructuring Agreement effective December 8, 2000 between Perot Systems Corporation and TenFold. (5)

10.7**	Lease Agreement effective April 28, 2000 between Boyer Jordan Valley 1, L.C. and TenFold. (4)

10.8**	First Amendment to Lease Agreement effective November 30, 2000 between Boyer Jordan Valley 1, L.C. and TenFold. (5)

10.9**	Second Amendment to Lease Agreement between Boyer Jordan Valley 1, L.C. and TenFold. (9)

10.10**	Third Amendment to Lease Agreement Between Boyer Jordan Valley 1, L.C. and TenFold. (10)

10.11**#	Employment Agreement between TenFold and Nancy M. Harvey. (6)

10.12**#	Amendment to Employment Agreement TenFold Corporation and Nancy M. Harvey. (8)

10.13**#	Amendment No. 2 to Employment Agreement between TenFold and Nancy M. Harvey. (9)

10.14**#	Amendment No. 3 to Employment Agreement between TenFold and Nancy M. Harvey. (12)

10.15**#	Amendment No. 4 to Employment Agreement between TenFold and Nancy M. Harvey. (14)

10.16**#	Restricted Stock Bonus Agreement Between TenFold and Nancy M. Harvey. (7)

10.17**	Master Software License and Services Agreement, dated September 27, 1999, as amended, between TenFold and Allstate Insurance Company. (9)

10.18**	Stock Issuance Agreement and Release, dated as of February 5, 2003, between TenFold and the Robert W. Felton Trust. (11)

10.19**	Placement Agent Agreement dated December 12, 2003 between Registrant and Brean Murray & Co., Inc. (13)

10.20**	Separation Agreement and Release dated as of May 19, 2006, between TenFold and Nancy M. Harvey. (17)

11*	Computation of Shares used in Computing Basic and Diluted Net Income (Loss) Per Share.

23.1**	Consent of Tanner LC (included as Exhibit 23.1 to Amendment No. 1 to TenFold’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 2, 2006).

23.2**	Consent of Munger, Tolles & Olson LLP (included as part of Exhibit 5 to TenFold’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 20, 2006)

24**	Power of Attorney (included on the signature page of TenFold’s Registration Statement of Form S-1 filed with the Securities and Exchange Commission on April 20, 2006)

*	Incorporated by reference to “Notes to Financial Statements” in the prospectus included as part of Amendment No. 1 to TenFold’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 2, 2006
**	Previously filed
#	Indicates management contract or compensatory plan or arrangement
1)	Filed on March 8, 1999 as an exhibit to the Company’s Registration Statement on Form S-1 and incorporated by reference.
2)	Filed on April 20, 1999 as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1 and incorporated by reference.
3)	Filed on May 18, 1999 as an exhibit to Amendment No. 4 to the Company’s Registration Statement on Form S-1 and incorporated by reference.
4)	Filed on May 5, 2000 as an exhibit to the Company’s Quarterly Report on Form 10-Q and incorporated by reference.
5)	Filed on April 12, 2001 as an exhibit to the Company’s Annual Report on Form 10-K and incorporated by reference.
6)	Filed on May 21, 2001 as an exhibit to the Company’s Quarterly Report on Form 10-Q and incorporated by reference.
7)	Filed on July 27, 2001 as an exhibit to the Company’s Quarterly Report on Form 10-Q and incorporated by reference.
8)	Filed on April 15, 2002 as an exhibit to the Company’s Annual Report on Form 10-K and incorporated by reference.
9)	Filed on August 14, 2002 as an exhibit to the Company’s Quarterly Report on Form 10-Q and incorporated by reference.
10)	Filed on November 19, 2002 as an exhibit to the Company’s Quarterly Report on Form 10-Q and incorporated by reference.
11)	Filed on March 31, 2003 as an exhibit to the Company’s Annual Report on Form 10-K and incorporated by reference.
12)	Filed on May 13, 2003 as an exhibit to the Company’s Quarterly Report on Form 10-Q and incorporated by reference.
13)	Filed on December 23, 2003 as an exhibit to the Company’s Report on Form 8-K and incorporated by reference.
14)	Filed on March 22, 2004 as an exhibit to the Company’s Report on Form 10-K and incorporated by reference.
15)	Filed on August 15, 2005 as an exhibit to the Company’s Quarterly Report on Form 10-Q and incorporated by reference.
16)	Filed on March 31, 2006 as an exhibit to the Company’s Report on Form 10-K and incorporated by reference.
17)	Filed on May 25, 2006 as an exhibit to the Company’s Report on Form 8-K and incorporated by reference.